EMPLOYMENT AGREEMENT
AS AMENDED AND RESTATED
AS OF DECEMBER 31, 2005

THIS EMPLOYMENT AGREEMENT is entered into as of March 13, 2003 and as amended and restated as of December 31, 2005 between CHURCHILL DOWNS INCORPORATED, a Kentucky corporation ("Company"), and THOMAS H. MEEKER (the "Executive”).

WHEREAS, the Board of Directors of Churchill Downs Incorporated (the “Board"), determined that it is in the best interest of the Company and its shareholders, to retain the Executive as its President and Chief Executive Officer; and

WHEREAS, the Executive is currently willing and competent to serve the Company as its President and Chief Executive Officer under the terms and conditions of this Employment Agreement (the “Agreement”); and

WHEREAS, the Executive is currently a member of the Board and has agreed to resign as a member of the Board if requested to do so with the expectation that, upon such resignation, the Executive would then be designated a Director Emeritus; and

WHEREAS, the Company and the Executive agree that it is in the best interest of the Company and its shareholders to amend the Agreement to provide for the effective and efficient transition of the Company's management.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.  Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, in the capacity of President and Chief Executive Officer of the Company. Subject to the general direction, approval and control of the Board, the Executive shall exert his best efforts and devote his full time and attention to the business and affairs of the Company. The Executive shall be in complete charge of the operation of the Company, shall have all powers and responsibilities as provided in the Company's current bylaws attendant to the position of President and Chief Executive Officer, and shall have full authority and responsibility for formulating and executing the business policies and managing and supervising the business of the Company in all respects. At all times during the Term (as hereinafter defined) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned on the date this Agreement was first executed. The Executive’s office shall be located at the Company’s headquarters in Louisville, Kentucky. Further, at no time during the term or any renewal term shall the Executive’s office be located more than 35 miles from 700 Central Avenue, Louisville, Kentucky.

2. Term. This Employment Agreement shall commence on March 13, 2003, and shall expire on March 13, 2007, unless terminated earlier as herein provided (the "Term").

3. Compensation and Perquisites. During the Term:

A. Base Salary. As compensation for the services rendered by the Executive hereunder, the Company shall pay to the Executive a base salary of $500,580 a year (effective for 2005 and 2006), payable in arrears in semi-monthly installments (the “Base Salary”). Base Salary adjustments, if any, shall be made, in the discretion of the Board of Directors, at any time, but in no event may the Executive's Base Salary be reduced below that paid in the preceding year. All payments or other compensation to the Executive shall be subject to appropriate withholding.

B. Incentive Compensation. In addition to any other compensation provided under this Agreement, the Executive shall be entitled to participate in any Company sponsored annual or long-term, cash or equity based, incentive plan or other such arrangement, now in existence or hereafter created, made available to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The plans currently in existence include: The Incentive Compensation Plan, Restricted Stock Option Plan and the Deferred Compensation Plan. The Company may, from time to time, amend the provisions of these plans prospectively.

C.  Travel and Entertainment Expenses. The Company shall reimburse the Executive for all reasonable and necessary travel and other out-of-pocket expenses incurred by him in the performance of his duties. The Company shall pay the Executive's reasonable travel and entertainment expenses and other reasonable expenses incurred on behalf of the Company's business. The Company also shall pay for such expenses for the Executive's wife when she travels with him on the Company's business. The Executive shall present to the Company on a timely basis an itemized account of such expenses in such form as may be required by the Company and the reimbursement of such expenses shall be subject to the customary policies of the Company.

D. Supplemental Benefit Plan. The Company shall provide the Executive various retirement benefits under the provisions of the Company’s Supplemental Benefit Plan as described in Exhibit A attached hereto. The Company may, from time to time, amend the Supplemental Benefit Plan prospectively.

E.  Automobile. The Company shall provide the Executive with an automobile and shall pay for maintenance, repairs, insurance and all operating costs incident thereto.

F.  Life Insurance. The Company shall provide the Executive a $250,000 life insurance policy with a reputable and responsible insurance company acceptable to the Company and the Executive, with all premiums being paid by the Company.

G.  Dues. The Company shall pay for the Executive's dues for one country club and for all appropriate professional or business associations to which he may belong.

4. Other Employee Benefits.

A.  Welfare Benefit Plans. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, disability, group life, accidental death) to the extent applicable generally to other executives of the Company.

B. Profit Sharing Plan. During the Term, the Executive shall be entitled to participate in the Company’s 401(k) Profit Sharing Plan or any other similar plan, program, policy or practice generally made available to other executives of the Company.

C. Health Insurance. During the Term, the Company shall provide the Executive and his wife, as the case may be, major medical and health insurance coverage consistent with that provided to other employees of the Company. All premiums shall be paid by the Company.

D. Vacation. The Executive shall be awarded paid time off (PTO) consistent with the Company’s then established policy. The Executive shall consult with the Chairman of the Board prior to scheduling PTO days.

5. Termination of Employment.

A. Termination for Cause. The Company may terminate the Executive’s employment during the Term for cause. For purposes of this Agreement, “Cause” shall mean: (i) the willful and continued failure of the Executive to perform substantially the duties of president and chief executive officer (other than any such failure resulting from incapacity due to disability), after a written demand for substantial performance improvement is delivered to the Executive by the Chairman of the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the duties of president and chief executive officer, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company. For purposes of this paragraph, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or upon instructions of the Chairman of the Board or based upon the advice of counsel of the Company which the Executive honestly believes is within such counsel’s competence shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event the Company terminates the Executive for cause, he shall be entitled to receive:

(1)  Base Salary through the date of termination;

(2) The balance of any annual or long term awards, if any, earned but not yet paid pursuant to any Long Term Incentive Compensation Plan maintained by the Company in which the Executive participated at the time of his termination subject to and payable in accordance with the Plan and the customary practices of the Company for other executives; and

(3) Any other benefits or payments due to the Executive under and subject to applicable plans or programs maintained by the Company in which the Executive participated at the time of termination, including without limitation, any benefits due under the Supplemental Benefit Plan.

B. Termination Without Cause, By Constructive Termination or Due to Death, Disability or Retirement.

(1) Termination Without Cause. The Company may terminate the Executive’s employment with the Company, other than due to death, disability (as provided under Paragraph 5.B.(2)) or Cause and such termination shall be deemed a termination “without cause.”

(2) Termination Due to Disability. If the Executive shall become disabled (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder) during the Term, he shall be entitled to the payment of his Base Salary and benefits being paid or provided at the time of the commencement of such disability and such shall continue for the duration of such disability but in no event for a period longer than six (6) consecutive months or an aggregate of six (6) months in any 12-month period. If such disability continues for a period of six (6) consecutive months, the Company, at its option, may thereafter, upon written notice to the Executive or his personal representative, terminate his employment.

(3) Constructive Termination. The Executive may, in his sole discretion, terminate his employment with the Company by virtue of the Company’s Constructive Termination of his employment. For purposes of the Agreement, “Constructive Termination” shall mean: (i) The assignment to the Executive of any duties inconsistent in any material respect with those of the president and chief executive officer (including status, office, title and reporting requirements), or the authority, duties or responsibilities as contemplated by Paragraph 1 of this Agreement, or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by the Executive; (ii) the Company’s requiring the Executive to be based at any office or location other than as provided in Paragraph 1 hereof; (iii) reduction of Base Salary or material reduction of other compensation or perquisites described in Paragraph 3; (iv) a reduction in the Executive’s Other Employee Benefits including incentive opportunities, benefits or perquisites described in Paragraph 4 unless other senior executives suffer a comparable reduction; and (v) any purported termination of the Executive’s employment under this Agreement by the Company other than due to death, disability (as provided under Paragraph 5.B.(2)) or Cause. Prior to the Executive’s right to terminate this Agreement, he shall give written notice to the Company of his intention to terminate his employment on account of a Constructive Termination. Such notice shall state in detail the particular act or acts of the failure or failures to act that constitute the grounds on which the Executive’s Constructive Termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for the Constructive Termination. The Company shall have sixty (60) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

(4) Accrued But Unpaid Benefits Due Upon Termination Without Cause, Constructive Termination or Termination Due to Death, Disability or Retirement. In the event the Executive's employment is terminated by the Company without Cause, by the Executive by reason of Constructive Termination or due to death, disability (as provided under Paragraph 5.B.(2)) or in the event the Executive's Retirement Date (as defined in the Company's Supplemental Benefit Plan) occurs during the Term, the Executive (or his estate or his beneficiaries, as the case may be), shall be entitled to receive the following accrued but unpaid benefits ("Accrued But Unpaid Benefits"):

a. Base Salary through the date of termination;

b. All accrued vacation or PTO pay due to the Executive; and

c. Any other benefits or payments due to the Executive under and subject to applicable plans or programs maintained by the Company in which the Executive participated at the time of termination; provided, however, that this provision shall not result in any duplicative benefits or payments otherwise provided for hereunder.

(5) Severance Benefits Due Upon Termination Without Cause, Constructive Termination or Termination Due to Death, Disability, or Retirement. In the event the Executive’s employment is terminated by the Company without Cause, due to Disability or death, in the event there is a Constructive Termination, in the event the Executive's Retirement Date (as defined under the Supplemental Benefit Plan) occurs during the Term, the Executive shall be entitled to the following benefits and payments (the “Severance Benefits”) (the estimated value of such Severance Benefits is outlined in Exhibit B attached hereto):

a. Base Salary, at the annual rate in effect on the date of termination of the Executive’s employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination, then the Base Salary in effect immediately prior to such reduction), payable in a lump sum;
b. Any pro rata annual bonus for the year in which the Executive’s termination occurs, based, at a minimum, on the Target Bonus (as defined in an Incentive Compensation Plan maintained by the Company at that time) but calculated as provided for in the Plan and subject to and payable in accordance with the Plan and the customary practices of the Company for other executives;

c. An amount equal to the greater of (i) any Target Bonus amount for the year in which the termination occurs or (ii) the highest annual bonus paid to the Executive within the past three years of employment with the Company, which shall be payable in a lump sum;

d. The balance of any annual or long-term cash incentive awards, if any, earned (but not yet paid) for the year in which the termination occurs subject to and pursuant to the terms of the applicable plan or program maintained by the Company and in which the Executive participated at the time of the termination;

e. Any outstanding stock option, restricted stock or other similar equity based award shall become fully vested and exercisable immediately prior to the time of the termination and otherwise shall be governed by the applicable plan or agreement maintained by the Company;

f. Continued participation in the other employee benefits described in Paragraph 4.4 above in which the Executive participated in immediately prior to his termination date until the first anniversary of the date of termination and assignment to the Executive of the life insurance policy described in Paragraph 3.F (subject to and in accordance with the terms of such policy); provided however, that the Company’s obligation under this Paragraph 5.B.(5).f shall be reduced or eliminated, as applicable, to the extent that the Executive receives similar coverage and/or benefits under the plans and programs of a subsequent employer; and provided, further, that if the Executive is precluded, by operation of law, from continuing his participation in any employee benefit plan or program as provided in this Paragraph 5.B.(5).f, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate;

g. Any other benefit or perquisite made available to him by the Company as of the date of termination with such benefit or perquisite continuing to be provided to the Executive until the first anniversary of the date of termination subject to the terms and conditions thereof;

h. Subject to the terms and conditions of the Supplemental Benefit Plan, for purposes of determining the Executive’s Monthly Retirement Income (as defined under the Supplemental Benefit Plan) under such plan, the Executive shall be credited with additional months of employment service through October 1, 2007. Additionally, the amount that the Executive is entitled to pursuant to Paragraph 5.B.(5).c above shall be treated as the "highest incentive compensation award," for purposes of determining his “Average Monthly Earnings” under the Supplemental Benefit Plan to the extent that it would result in a greater amount of the benefits payable to the Executive under such plan; and

(6) Gross Up Payment. In the event any of the Severance Benefits made or provided to the Executive under this Paragraph 6 or under any of the other plans and programs of the Company (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Code, as amended, the Company shall pay to the Executive, prior to the time any excise tax imposed by section 4999 of the Code (the “Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all federal, state and local income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Paragraph 5.B shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not acted in any way on behalf of the Company. If the Executive and Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those firms shall jointly select the accounting firm to serve as the Auditor.

C. No Obligation to Mitigate; No Right to Offset. In the event of any termination of employment under this Paragraph 5, the Executive shall be under no obligation to seek other employment and, except as specifically provided herein, there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain or for any claims the Company may have against the Executive except claims for breach or violation of Paragraphs 9 or 10 of this Agreement.

D. Nature of Severance Benefits. All Severance Benefits due and payable under this Agreement are considered to be reasonable by the Company and are not in the nature of a penalty.

E. Exclusivity of Severance Benefits. Upon the termination of the Executive’s employment, he shall not be entitled to any other severance or other payments or severance or other benefits from the Company, other than as provided under the terms of this Agreement. Nor shall the Executive have any right to any payments by the Company on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided under this Agreement, it being the intention of the parties that such payments and benefits shall be the Executive’s sole and exclusive remedy.

F. Section 409A. Notwithstanding any provision to the contrary contained herein, to the extent necessary to avoid the imposition of any excise taxes under Section 409A of the Code, none of the payments or benefits provided hereunder (including, but not limited to, the assignment of the life insurance policy as provided under Paragraph 5.B.(5).f and any benefit payable under the Supplemental Benefit Plan) shall be paid prior to the expiration of the six (6) month period following the Executive's "separation from service" (as defined under Section 409A of the Code) from the Company. In the event that the Severance Benefits payable under Paragraphs 5.B.(5).a, b or c are delayed pursuant to the proceding sentence, the Executive shall also be entitled to receive an additional payment in an amount equal to one-half percent (0.5%) monthly simple interest on the value of the payments that are subject to such delay calculated from the date of the Executive's "separation from service" to the date such Severance Benefits are paid, which interest payment shall be payable at the time such delayed payments are paid.

6. Retention Payment. In the event that Executive remains in the employ of the Company through March 13, 2007, then effective as of such date, the Executive shall be entitled to receive the benefits that he would have been entitled to receive in the event he had been terminated by the Company without Cause (hereinafter referred to as the "Retention Payment").

7. Release of Claims. As a condition of the Executive’s entitlement to Severance Benefits or the Retention Payment under this Agreement, the Executive shall, on the date of his termination or, if later, March 13, 2007, execute a release of claims substantially in the form set forth in Exhibit C, attached hereto.

8. Termination at Will. Notwithstanding anything herein to the contrary, the Executive’s employment with the Company is terminable at will with or without Cause or notice; provided, however, that a termination of the Executive’s employment shall be governed by the terms and conditions of this Agreement.

9. Restrictive Covenants. For and in consideration of the compensation and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to and knowledge of the proprietary information of the Company, the Executive agrees that he shall not, during the Term and for a period of two (2) years following any termination of employment, engage in any of the activities or take any action inconsistent with the provisions set forth below.

A. Non Competition. For any reason, without the express written approval of the Board of Directors of the Company, the Executive shall not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected or associated in any manner, including, but not limited to, holding the positions of officer, director, manager, shareholder, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; provided, however, that the Executive may invest in stocks, bonds, or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national stock exchange and the Executive’s investment does not exceed 5% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding. “Competing Enterprise “ shall mean and be limited to any entity whose principal business involves the operation of a pari-mutuel or casino gaming business within the continental United States.

B. Non Solicitation. For any reason, without the express written approval of the Board of Directors of the Company, the Executive shall not (i) directly or indirectly, in on or a series of transactions, recruit, solicit or otherwise induce or influence any employee of the Company to terminate his or her employment with the Company or, (ii) employ or seek to employ or cause any Competing Enterprise to employ or seek to employ any employee of the Company.

10. Confidential Information. At no time shall the Executive divulge or furnish to anyone (other than the Company or any persons employed by or designated by the Company) any knowledge or information of any type whatsoever of a confidential or proprietary nature obtained by the Executive during his employment with the Company, including, without limitation, all types of trade secrets, contractual information or non-public financial or other information regarding the Company.

11. Attorneys' Fees. In the event any person or entity causes or attempts to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute litigation seeking to have this Agreement declared unenforceable, or take, or attempt to take, any action to deny the Executive the benefits intended under this Agreement, then, in such event, the Company irrevocably authorizes the Executive to retain counsel of his choice at the sole expense of the Company to represent the Executive in connection with the initiation or defense of any litigation or other legal action in connection with the enforcement of the terms of this Agreement. All expenses shall be fully paid by the Company if the Executive prevails in the final, binding, non-appealable outcome of the litigation or other legal action. The Company agrees to reimburse the Executive for his expenses under this Paragraph 11 on a regular basis upon presentation by the Executive of a statement prepared by such counsel in accordance with the customary practices, up to a maximum aggregate amount of $500,000. The Executive agrees to repay all reimbursed expenses under this Paragraph 11 in the event the Company prevails in the final, binding, non-appealable outcome of the litigation or other legal action. Notwithstanding the foregoing, the Company shall reimburse the Executive for any legal fees incurred in connection with the negotiation of this Agreement up to an amount not to exceed $5,000.00.

12. Successors; Binding Agreement.

A. To the Company. The Company may assign this Agreement and shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

B. To the Executive. This Agreement is personal to the Executive and may not be assigned by the Executive. All rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless other otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee designated by the Executive and communicated to the Company or, if there be no such designee, to the Executive's estate.

13. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:     Churchill Downs Incorporated
Attention: General Counsel
700 Central Avenue
Louisville, Kentucky 40208

To the Executive:     Thomas H. Meeker
1110 Red Fox Road
Louisville, Kentucky 40205

14. Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors of the Company or any authorized committee of the Board of Directors and shall be agreed to in writing, and signed by the Executive and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

15. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16. Survival. The respective rights and obligations of the parties to this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky. The parties agree that any litigation involving this Agreement shall be brought in Jefferson County, Kentucky Circuit Court or the United States District Court, Western District of Kentucky and hereby waive any objection to the jurisdiction or venue of such courts.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

CHURCHILL DOWNS INCORPORATED                     "EXECUTIVE"

By:_____/s/ William C. Carstanjen_________                   ___/s/ Thomas H. Meeker________________
William C. Carstanjen                              Thomas H. Meeker
Executive Vice President, General
Counsel and Chief Development Officer

Exhibits to Exhibit 10.1, other than Exhibit A and Exhibit B, have been intentionally omitted because they are not material.  The registrant agrees to furnish such omitted exhibits supplementally to the Commission upon request.

EXHIBIT A

The Company maintains a 2005 Amended and Restated Supplemental Benefit Plan as of January 1, 2005 (the "Plan") in which Mr. Meeker is currently the only participant. The Plan provides that if a participant remains in the employ of the Company until age 55 or becomes totally and permanently disabled, the participant will be paid a monthly benefit equal to 45% of the "highest average monthly earnings," as defined in the Plan, prior to the time of disability or age 55, reduced by certain other benefits as set forth in the Plan. Benefits commence at retirement on or after attainment of age 55, and continue as a 50% joint and survivor annuity. The benefit payable under the Plan is increased by 1% for each year Mr. Meeker remains in the employment of the Company after age 55, to a maximum benefit of 55% of the highest average monthly earnings at age 65. The Plan further provides that the monthly benefit will be reduced by [a] 50% of the primary insurance amount under social security payable to a participant determined as of the later of the participant's retirement date or attainment of age 62; and [b] 100% of the participant's monthly benefit calculated in the form of a 50% joint and survivor annuity under the Company's terminated Pension Plan.

EXHIBIT B

T. Meeker Severance and SERP (Retirement) Benefits
Date of Separation May 31, 2006

Severance Benefits:			Total	SERP Benefits:	Monthly	Annual

Base Salary	Payable in lump sum 6 months	N/A	$500,580	Base Salary	$41,715	$500,580
	from date of separation			Bonus (Target)	41,715	500,580
Target Bonus	Payable in lump sum 6 months			Total Covered Compensation	83,430	1,001,160
	from date of separation	N/A	500,580	Factor	54%	54%
Pro-Rated Bonus	Payable in lump sum 6 months			Target Benefit	45,052	540,626
	from date of separation	N/A	208,575	Less:
Medical Insurance	Monthly for 12 months following			50% of Social Security (est.)	(1,000)	(12,000)
	date of separation (est.)	$687	8,244	Qualified Plan Offset (est.)	(3,333)	(40,000)
Life Insurance	Monthly for 12 months following			Total SERP Payment Due From Company	$40,719	$488,626
	date of separation (est.)	481	5,777
Auto Allowance	Monthly for 12 months following
	date of separation (est.)	900	10,800
Club Dues	Monthly for 12 months following
	date of separation (est.)	340	4,080
Interest on Deferred Payments	Calculated at 6% simple interest
	from date of separation to date of payment	N/A	36,000
Other Perquisites			2,500

Total of Severance Payments			$1,277,136

	The above sets forth the estimated severance benefits to be paid to T. Meeker assuming
	a separation from service as of May 31, 2006. Should this date vary, then the amount due for pro-
	rated ICP will necessarily change. All amounts designated by (est) represent those benefits due or
	offsets to the SERP calculation which are estimated at this time. Actual amounts will vary, but such
	variances should not be significant.

	The initial SERP payment will be a lump sum equal to 6 months of benefits, and thereafter will be
	paid monthly as set forth above.

	In addition to the amounts shown hereon, T. Meeker will also receive a cash payment for any
	unused PTO days, as well as a $250,000 life insurance policy on his life.